Exhibit 10.1

SECURED PROMISSORY NOTE

(Loan B)

$10,000,000	Dated: March 28, 2008

FOR VALUE RECEIVED, the undersigned, PHARMASSET, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of HORIZON TECHNOLOGY FUNDING COMPANY V LLC, a Delaware limited liability company (“Lender”) the principal amount of Ten Million Dollars ($10,000,000) or such lesser amount as shall equal the outstanding principal balance of the Loan B (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is 12.00% per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first business day of the next calendar month. Commencing May 1, 2008, through and including July 1, 2009, on the first day of each month (each an “Interest Payment Date”) Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00). Commencing on August 1, 2009, and continuing on the first day of each month thereafter (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Borrower shall make to Lender thirty (30) equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of Three Hundred Eighty-Seven Thousand Four Hundred Eighty-One and 13/100 Dollars ($387,481.13). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on January 1, 2012.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated September 30, 2007 by and between Borrower and Lender (the “Loan Agreement”). The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:
PHARMASSET, INC.

By:	/s/ Kurt Leutzinger
Name:	Kurt Leutzinger
Title:	Executive Vice President and Chief Financial Officer

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